Exhibit 5

August 26, 2003

Burlington Northern Santa Fe Corporation

2650 Lou Menk Drive

Fort Worth, Texas 76131-2830

Re:        Burlington Northern Santa Fe Corporation

     Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Burlington Northern Santa Fe Corporation, a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of a Registration Statement on Form S-8 (the “Registration Statement”) relating to the additional 6,000,000 shares of Common Stock, par value $.01 per share (the “Common Stock”), of the Company issuable pursuant to the Company’s 1999 Stock Incentive Plan, as amended (the “Stock Plan”). In this connection, we have examined such corporate and other records, instruments, certificates and documents as we considered necessary to enable us to express this opinion.

Based on the foregoing, it is our opinion that the additional 6,000,000 shares of Common Stock issuable pursuant to the Stock Plan have been duly authorized for issuance and, when sold pursuant to the Stock Plan, will be validly issued, fully paid, and non-assessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Mayer, Brown, Rowe & Maw LLP